UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 5, 2007
ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01 Entry into a Material Definitive Agreement
     On January 5, 2007, Royal Gold entered into the Second Amended and Restated Loan Agreement among Royal Gold, Inc., High Desert Mineral Resources, Inc. and HSBC Bank USA National Association. High Desert is a co-borrower on the credit facility. The Amendment increases the revolving credit facility from $30,000,000 to $80,000,000 and extends the maturity date to December 31, 2010. The Company’s borrowing base will be calculated based on the Company’s royalties and will be initially based on its GSR1, GSR3, and NVR1 royalties revenues at the Pipeline Mining Complex and its SJ Claims, Leeville, Bald Mountain and Robinson royalties. The initial availability under the borrowing base is the full $80,000,000 under the credit facility. Additional royalties may be added with the Lender’s approval. The loan agreement contains customary covenants including affirmative covenants regarding the Company’s tangible net worth, asset to liability ratio, cash balances and delivery of royalty interest proceeds to a debt reserve account held by the Company with HSBC Bank. There are also negative covenants regarding incurrence of additional debt, liquidation, merger or asset sales or changes in the Company’s business. The Company and High Desert granted HSBC security interests in the Company’s GSR1, GSR3, and NVR1 royalties at the Pipeline Mining Complex and the Company’s SJ Claims, Leeville, Bald Mountain and Robinson royalties and their debt reserve account at HSBC Bank.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc. (Registrant)
By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President & Corporate Secretary

Dated: January 11, 2007

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